Exhibit 10.33

November 28, 2012

MacKov Investments Limited

glenn.macneil@hotmail.co.uk

Re: Letter Agreement – Richfield Buy-out Proposal for Working Interest in Koelsch/Prescott

Mr. MacNeil,

Below are the details about Richfield Oil & Gas Company’s one-time buy-out proposal effective October 1, 2012 for your working interest (“WI”) in the Koelsch #25-1 Well and Prescott Field.

1.	Richfield Oil & Gas Company (“Richfield”) is offering $262,500 to be paid by issuing you shares of Richfield common stock for your 5.00% WI in the Koelsch #25-1 Well and Prescott Field. This amount will be reduced as set forth in paragraph 3 below.

2.	This buy-out offer is conditioned upon payment by you of all outstanding joint interest billings (JIBs) amounts owed as of September 30, 2012. You currently have no outstanding JIBs as of September 30, 2012.

3.	The $262,500 offered above will be reduced by $247,605 in order for you to exercise your outstanding 154,753 warrants at $1.60 per share.

4.	The total sum due to you by Richfield is $14,895 to be paid by issuing 5,958 shares of Richfield common stock, valued at $2.50 per share. Richfield will issue these 5,958 shares of common stock to you as set forth in paragraph 3.a. above.

5.	All share pursuant to paragraph 3 and 4 above, which total, which total 160,711 shares of common stock, will be issued as follows:

a.	Name: MacKov Investments Limited

Address: 11 Bronte Road, Condo 522

Oakville, Ontario, Canada, L6L 0E1

Please confirm your acceptance by signing below and return to us by email or fax at (801) 519-6703.

Thank you,

Michael A. Cederstrom

General Counsel, Corporate Secretary

Approved as to form and content:

MacKov Investments Limited

By:	/s/ Glenn G. MacNeil	Date:	November 28, 2012
Glenn MacNeil, President

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